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                                                        EXHIBIT 99.3

5/1   10 pm PDT draft

                                 CONFIDENTIAL

CONTACT;

Kathleen Gary - Syntex                             Max Gurtner - Roche
(415) 855-5924                                     41-61-688-5554

Linda Thomas - Syntex
(415) 852-1321

FOR IMMEDIATE RELEASE:

                            ROCHE TO ACQUIRE SYNTEX;
                 SYNTEX BOARD UNANIMOUSLY RECOMMENDS CASH OFFER


         PALO ALTO, Calif., and BASEL, Switzerland, May 2, 1994/PR Newswire--Syntex Corporation (NYSE:SYN) and Roche Holding Ltd, Basel announced today that they have entered into a definitive agreement for the acquisition of Syntex by a subsidiary of Roche in a transaction in which Syntex shareholders would receive $24.00 in cash per Syntex common share. The transaction values Syntex at approximately $5.3 billion in total.
         The $24.00 cash price represents a premium of approximately 57 percent over last Friday's closing price of Syntex stock on the New York Stock Exchange.
         The transaction will be effected by means of a first-step cash tender offer for all of Syntex's outstanding common stock. The tender offer is expected to commence on or before May 9 and to remain open for at least 20 business days. The tender offer will be followed by a merger in which shareholders whose shares are not purchased in the tender offer will receive $24.00 per share in cash or, at their election, subject to certain restrictions,

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shares of a limited conversion preferred stock of a new Syntex holding company.
The new preferred stock will pay dividends annually at a three percent rate and will be subject to mandatory redemption ten years after issuance. The preferred stock will be nontransferable, subject to limited exceptions, and will be exchangeable, on a limited basis, for non-voting equity securities
(NESs) of Roche at a premium of 50 percent over Roche NES closing price on Friday, April 29.
         The tender offer is subject to certain conditions, including that at least a majority of Syntex shares are tendered and certain regulatory approvals are obtained.
         After receiving the recommendation of a Special Committee of directors, the Board of Directors of Syntex has approved the merger agreement and has recommended that stockholders tender their shares in the offer and vote in favor of the merger. The Board's approval was based on a number of factors, including the opinion of Goldman, Sachs & Co. that the $24.00 per share in cash to be received by the holders of Syntex shares in the transactions contemplated by the agreement is fair.
         Mr. Paul Freiman, Syntex Chairman and Chief Executive Officer, said, "We have spent many months intensively studying the healthcare environment, evaluating the increasingly competitive marketplace, and analyzing our current and future prescription pharmaceutical product line. Given the speed of changes in the industry and a radically different competitive situation, we ultimately felt the need to align with a strong global partner. We now strongly believe that the sale of Syntex to Roche would be in the best interests of our shareholders, our customers and our employees.

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         "Roche is truly a global company, with strong operations in major parts of the world where Syntex has little or no presence, such as South America, Japan and the Middle East. Roche has a far greater ability to fully commercialize the compounds in our pipeline that we do. Roche and Syntex have already successfully cooperated in the U.S., where we have co-promoted Toradol(R) (ketorolac) since 1990. The proposed combination of our companies would help us see that patients everywhere have access to the new drugs we have discovered and are developing," Mr. Freiman said.
         Roche Chairman and Chief Executive Officer Mr. Fritz Gerber said, "Innovative products and critical mass in development, marketing and sales are key to success in today's competitive environment. Syntex's substantial ethical business and its leadership in the indication area of pain and inflammation would ideally complement the pharma portfolio of Roche and add a further center of excellence to the Roche group."
         With Syntex's market share, Roche would move to position six in the U.S. pharma market and in the world pharma market, it would become number four in terms of sales.
         Syntex is a multinational healthcare company, incorporated in Panama, that discovers, develops, manufactures and markets prescription pharmaceutical products, animal health products and medical diagnostic systems. The company currently has more than 9,000 employees. There are research subsidiaries in Palo Alto, Calif., Scotland, Mexico, and Japan. Syntex's leading prescription pharmaceutical products are Naprosyn(R) (naproxen), a nonsteroidal anti-inflammatory drug to treat inflammation and pain, and Toradol, a nonsteroidal anti-inflammatory drug for the short-term management of pain. Syntex's main products also include medicines to treat allergies, cardiovascular and cerebrovascular diseases. In December 1993,


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Syntex launched its own generic version of naproxen.  On the basis of R&D spending of 19 percent sales, Syntex has built up a pharma pipeline which offers the chance to enter into indications with a high market potential. The company currently has in clinical trials compounds being studied for the prevention and treatment of organ transplant rejection, and for the treatment of Alzheimer's disease, osteoporosis, and peripheral artery disease, among others. Total worldwide sales in fiscal 1993 were U.S.$2.1 billion, of which 70 percent were in the United States. Pharmaceutical sales accounted for approximately 85 percent of Syntex's worldwide sales. Syntex's net income in fiscal 1993 was U.S.$287 million, after pretax restructuring charges of U.S. $320 million.
         The international Roche Group is a leader in research-based healthcare with activities in pharmaceuticals (55 percent of total sales), diagnostics, vitamins and fine chemicals and fragrances and flavors. It has a long tradition of innovative breakthroughs in drug development and is a pioneer in pharmaceutical and other applications of gene technology. It has demonstrated its commitment to this area by the acquisition of a majority stake in the biotechnology company, Genentech, Inc., South San Francisco, and by the purchase of exclusive rights to the polymerase chain reaction (PCR) technology, which has a wide range of potential applications. Roche group sales in 1993 totaled 14.3 billion Swiss francs (approximately U.S.$9.7 billion, at 1993 year-average exchange rate of Sfr 1.48 to one U.S.$), an increase of 11 percent on the previous year. Net income in 1993 amounted to 2.5 billion Swiss francs (approximately U.S.$1.7 billion) an increase of 29 percent over 1992.
         Roche has operated in the United States since the beginning of this century. The U.S. affiliate, Hoffman-La Roche Inc., based in Nutley, New

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Jersey, employs more than 17,000 people in its activities in pharmaceuticals, vitamins and fine chemicals and diagnostics, including Roche Biomedical Laboratories, the third largest clinical service laboratory chain in the United States. Nutley is also one of the Roche Group's main research centers.
         The Roche sub-holding, Givaudan-Roure, with its U.S. headquarters in Clifton, New Jersey, is well-established in the United States as a major supplier of fragrances and flavors.

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